Exhibit 99.1

Company Investor/ Media Contact:
DJO Incorporated
Mark Francois
Director of Investor Relations
(760) 734-4766
mark.francois@djortho.com

dj ORTHOPEDICS ANNOUNCES CORPORATE NAME CHANGE TO DJO
INCORPORATED TO REFLECT GROWTH IN BUSINESS

— Company Has Diversified Beyond Original Orthopedics Heritage —

SAN DIEGO, May 30, 2006, — DJO Incorporated., (NYSE: DJO), a global provider of products and services that promote musculoskeletal health, today announced it has changed its name from dj Orthopedics, Inc. to DJO Incorporated to better reflect the diversification of its business beyond the original DonJoy® brand. In connection with the name change, the Company also launched an enhanced corporate website at www.djortho.com.

“Our corporate motto, ‘Never Stop Getting Better’, continues to define the Company and our mission to improve the quality of life for our customers and patients through the global design, manufacture and distribution of products and services that promote musculoskeletal health,” said Les Cross, president and CEO of DJO. “Our name change reflects the diversification that has taken place in the Company’s business that now includes multiple product lines that extend beyond our historical roots in orthopedics, such as our SpinaLogic® bone growth stimulators and our new vascular systems business acquired with Aircast. It also reflects the evolution of our internal operations that now include award-winning research and development capabilities that have strengthened the breadth and depth of our product offering and our world class manufacturing and distribution processes that continue to produce high quality, cost-effective products that add value to our customers. Our culture of urgency and accountability provides us with a powerful growth engine as we move toward future new horizons.”

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About DJO Incorporated

DJO Incorporated is a global provider of solutions for musculoskeletal health, specializing in rehabilitation and regeneration products for the non-operative orthopedic, spine and vascular markets. Marketed under the Aircast®, DonJoy® and ProCare® brands, the Company’s broad range of over 600 rehabilitation products, including rigid knee braces, soft goods and pain management products, are used in the prevention of injury, in the treatment of chronic conditions and for recovery after surgery or injury. The Company’s regeneration products consist of bone growth stimulation devices that are used to treat nonunion fractures and as an adjunct therapy after spinal fusion surgery. The Company’s vascular systems products help prevent deep vein thrombosis and pulmonary embolism that can occur after orthopedic and other surgeries. Together, these products provide solutions throughout the patient’s continuum of care. The Company sells its products in the United States and in more than 50 other countries through networks of agents, distributors and its own direct sales force. Customers include orthopedic, podiatric and spine surgeons, orthotic and prosthetic centers, third-party distributors, hospitals, surgery centers, physical therapists, athletic trainers, other healthcare professionals and individual and team athletes. For additional information on the Company, please visit www.djortho.com.

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